NEWS about	CONTACT: Tel: Fax : Web site :	J. David Pierson (856) 228-0077 (856) 228-5577 www.refacopticalgroup.com

REFAC OPTICAL GROUP ANNOUNCES RESIGNATION

OF RAYMOND A. CARDONNE AS CHIEF FINANCIAL OFFICER

Blackwood, New Jersey (April 5, 2007) – Refac Optical Group (AMEX: REF) today announced that effective February 28, 2007, Raymond A. Cardonne has resigned as Chief Financial Officer of Refac Optic Group as a result of a reduction in force and reorganization.

In commenting on the resignation, J. David Pierson, President and Chief Executive Officer of Refac Optical Group, said, “We are indeed grateful to Ray for his service to Refac Optical Group as Chief Financial Officer. He has been a valuable team member as Refac has evolved to become a leader in the retail optical industry. We all wish him well in his future endeavors.”

About Refac Optical Group

Refac Optical Group, a leader in the retail optical industry and the sixth largest retail optical chain in the United States, operates 517 retail locations in 47 states and Canada, consisting of 496 licensed departments, three freestanding stores, 18 eye health centers and professional optometric practices, two surgery centers, one of which is a laser correction center, and two manufacturing laboratories. Of the 496 licensed departments, 353 are located at JCPenney stores, 61 at Sears, 25 at Macy’s, 28 at Boscov’s, and 29 at The Bay. These licensed departments are full-service retail vision care stores that offer an extensive selection of designer brands and private label prescription eyewear, contact lenses, sunglasses, ready-made readers and accessories.

-END-